Exhibit 10.31

BJ SERVICES COMPANY

DIRECTORS’ BENEFIT PLAN

As Amended and Restated

Effective January 1, 2008

TABLE OF CONTENTS

ARTICLE			PAGE

I	-	DEFINITIONS	2

II	-	PARTICIPATION	7

III	-	DEFERRED COMPENSATION BENEFIT	7

IV	-	BENEFIT FORFEITURES	10

V	-	DEATH BENEFIT	11

VI	-	DISABILITY BENEFIT	11

VII	-	EMERGENCY BENEFIT	11

VIII	-	CHANGE OF CONTROL PAYMENT	12

IX	-	ADMINISTRATION OF THE PLAN	13

X	-	NATURE OF PLAN	14

XI	-	FUNDING OBLIGATION	14

XII	-	TERMINATION OF THE PLAN	15

XIII	-	AMENDMENT OF THE PLAN	16

XIV	-	GENERAL PROVISIONS	17

BJ SERVICES COMPANY, a Delaware corporation (the “Company”), hereby amends and restates the BJ SERVICES COMPANY DIRECTORS’ BENEFIT PLAN, which was established effective December 7, 2000. The Plan was established to help attract and retain highly qualified Directors for the Company by providing deferred compensation in recognition of services performed for the Company.

ARTICLE I

DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below unless their context clearly indicates to the contrary:

1.1	Acting as a Group: “Acting as a group” within the meaning of Treasury regulation section 1.409A-3(i)(5)(v)(B), (vi)(D), or (vii)(C), as applicable.

1.2	Administrator: The person or persons appointed by the Board to administer the Plan.

1.3	Affiliate: Any person or entity who or which controls, is controlled by, or is under common control with the Company. For purposes of this definition, the terms “control” and “controlled by” as used with respect to the Company or any person or entity shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company or such person or entity, whether through the ownership of an equity interest in the Company or such person or entity, by contract, or otherwise.

1.4	Applicable Interest Rate: The monthly average of the annual rate of interest on 30-year Treasury securities for each month, as published by the Federal Reserve Board (or some other prevailing interest rate selected by the Administrator), averaged over a period of time beginning on the Original Effective Date and ending upon the month preceding the Participant’s Termination Date.

1.5	As soon as administratively practicable: For purposes of Benefit distributions, a date of distribution that is as soon as administratively practicable as determined by the Administrator following the date of payment specified under the Plan, but in no event later than the later of (a) the 15th day of the third calendar month following the specified payment date or (b) December 31st of the calendar year in which the specified payment date occurs; provided, however, that for lump sum payments made pursuant to Article VIII, such distribution may be made within the 30-day period preceding the date of the Change of Control. In no event will a Participant or his beneficiary (or surviving spouse or estate) be permitted to designate the taxable year of the payment.

1.6	Benefit: The benefit payable to a Participant as specified in Article III, subject to the provisions of Article IV.

1.7	Benefit Commencement Date: The date, determined under Article III, as of which a Participant begins to receive payment of his Benefit under the Plan.

1.8	Benefit Payment Period: The period, determined under Article III, over which a Benefit is to be paid under the Plan.

1.9	Board: The Board of Directors of the Company.

1.10	Cause: A Director’s Separation from Service that occurs due to (a) the willful commission by the Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate; (b) the commission by the Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company or an Affiliate; or (c) the continuing willful failure of a Participant to perform the duties of such Participant to the Company or an Affiliate (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail), and a reasonable opportunity to be heard and cure such failure are given to the Participant by the Company or an Affiliate. For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate, as the case may be.

1.11	Change of Control: The occurrence of any one of the following events:

(a)	Any one person, or more than one person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group does not cause a Change of Control within the meaning of this Section 1.11(a); and provided, further, that an increase in the percentage of stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.11(a); and provided, further, that this Section 1.11(a) applies to cause a Change of Control only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; and provided, further, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of Section 1.11(b) below, the acquisition of additional stock by the same person or group will not cause a Change of Control within the meaning of this Section 1.11(a); or

(b)	Either:

(1)

Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the

Company possessing 30% or more of the total voting power of the stock of the Company; provided, however, that if one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not cause a Change of Control within the meaning of this Section 1.11(b); and provided, further, that, if any person, or more than one person Acting as a Group is considered to have met the control requirements of this Section 1.11(b), the acquisition of additional stock by the same person or group will not cause a Change of Control within the meaning of this Section 1.11(b); or

(2)	A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(c)	Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total “gross fair market value” equal to all or substantially all of the total “gross fair market value” of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that there is no Change of Control under this Section 1.11(c) where there is a Transfer to a Related Person. For purposes of this Section 1.11(c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.11, section 318(a) of the Code applies to determine stock ownership. The definition of Change of Control under this Section 1.11 is intended to comply with the applicable definitions and requirements of section 409A(a)(2)(A)(v) of the Code and Treasury Regulation section 1.409A-3(i)(5) that correspond to the change of control events described above and shall be interpreted consistently therewith.

1.12	Code: The Internal Revenue Code of 1986, as amended.

1.13	Committee: The Compensation Committee of the Board, or such other administrative committee that is appointed by the Board to make determinations under Articles VI and VII.

1.14	Company: BJ Services Company, a Delaware corporation.

1.15	Competitor: A company, corporation, enterprise, firm, limited partnership, partnership, person, sole proprietorship, or any other business entity determined by the Board in its sole discretion to be competitive with the business of the Company, its Subsidiaries, or its Affiliates.

1.16	Director: An individual, elected to the Board by the stockholders of the Company or by the Board under applicable corporate law, who is serving on the Board on the Original Effective Date or is elected to the Board after the Original Effective Date and who is not an employee of the Company or any Subsidiary.

1.17	Disabled or Disability: A Participant is considered Disabled if he is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.18	Effective Date: The effective date of this restatement of the Plan, which is January 1, 2008.

1.19	Last Annual Retainer: The annual retainer payable by the Company to Directors in effect on the earlier of a Participant’s Termination Date or the date he becomes Disabled, as applicable.

1.20	Net Present Value: The lump sum amount that is equal in value to the applicable portion of a Participant’s installment Benefit, based on an interest rate equal to the Applicable Interest Rate.

1.21	Original Effective Date: The Plan’s original effective date, which was December 7, 2000.

1.22	Participant: A Director who has commenced, but not terminated, participation in the Plan as provided in Article II.

1.23	Period of Service: Each period of an individual’s service as a Director commencing on the effective date of his election or re-election to the Board (provided such re-election occurred on or before December 31, 2007) and ending on the earlier of his Termination Date or the date he becomes Disabled, as applicable, including periods commencing prior to the Original Effective Date.

1.24	Plan: The BJ Services Company Directors’ Benefit Plan, as the same may be amended from time to time.

1.25	Separation from Service: A “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance issued thereunder).

1.26	Subsidiary: At any given time, any other corporation of which an aggregate of 80% or more of its outstanding voting stock is owned of record or beneficially, directly or indirectly, by the Company or any other of its Subsidiaries.

1.27	Termination Date: The date on which a Director ceases to serve the Company as a Director by reason of his retirement, declination to stand for re-election, resignation, disability, removal, death, or any other event. Notwithstanding anything to the contrary herein, a Director shall not be considered to have incurred a termination of service for purposes of the Plan if his termination does not constitute a Separation from Service.

1.28	Transfer to a Related Person: A transfer of assets by the Company where the assets are transferred to a transferee who is, determined immediately after the transfer of assets except where otherwise specified, either:

(a)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(c)	A person, or one or more persons Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(d)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Paragraph (c) of this Section 1.28.

1.29	Trust: Any trust created pursuant to the provisions of Article XI.

1.30	Trust Agreement: The agreement establishing the Trust.

1.31	Trustee: The entity named from time to time as trustee in the Trust Agreement and its successors.

1.32	Trust Fund: The assets held under the Trust, as they may exist from time to time.

1.33	Unforeseeable Financial Emergency: A severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent (within the meaning of section 152 of the Code, but without regard to sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined by the Committee in accordance with Treasury regulation section 1.409A-3(i)(3).

1.34	Years of Service: Each calendar year included in an individual’s aggregate Periods of Service. A Participant will receive credit for a full Year of Service if his Period of Service includes any day within the calendar year, provided that the Participant does not Separate from Service for Cause during such calendar year. Notwithstanding the foregoing, solely for purposes of Section 2.1, a Year of Service will be measured as each full year of an individual’s aggregate Periods of Service.

ARTICLE II

PARTICIPATION

2.1	Admission as a Participant

A Director shall become a Participant on the later of the date on which he completes three full Years of Service or the Original Effective Date. Notwithstanding the foregoing, in the event a Director dies prior to completing three full Years of Service and while a Director, such Director shall be considered to have been a Participant on the date of his death for all purposes under the Plan. Effective as of January 1, 2008, no Director who is not a Participant in the Plan as of December 31, 2007 shall become a Participant in the Plan.

2.2	Termination of Participation

A Participant shall cease participation in the Plan upon the earlier of his death or the payment in full of the Participant’s Benefit under the Plan.

2.3	Grandfathered Participation

Notwithstanding anything to the contrary herein, for any Participant whose Benefit Commencement Date occurred prior to the Effective Date, the calculation and distribution of such Participant’s Benefit shall be made in accordance with the terms of the Plan as in effect immediately prior to the Effective Date; provided, however, that to the extent any portion of the Benefit of such Participant is subject to section 409A of the Code, payment of such portion of the Participant’s Benefit shall be made in compliance with section 409A of the Code and applicable administrative guidance issued thereunder.

ARTICLE III

DEFERRED COMPENSATION BENEFIT

3.1	Benefit Payment Period

A Participant’s Benefit Payment Period shall be a period of time equal to ten years and shall commence on such Participant’s Benefit Commencement Date. Notwithstanding the foregoing, a Participant may elect in accordance with Section 3.2 to receive his Benefit in the form of a single lump sum cash payment, as described under Section 3.4.

3.2	Payment Election Generally

(a)	Each Participant may elect the form of payment of his Benefit, as provided in Section 3.4(a), by executing and filing with the Company, on or before December 31, 2008 and prior to his Benefit Commencement Date, an initial election in the form prescribed by the Administrator, provided that the Participant is a Director on the date of such election. To the extent permitted by section 409A of the Code, a Participant may designate a different form of payment to apply upon the occurrence of each of the following events:

(1)	The Participant’s Separation from Service within the two-year period following the occurrence of a Change of Control;

(2)	The Participant’s Separation from Service other than within the period described in Paragraph (1) of this Section 3.2(a); or

(3)	The occurrence of a Change of Control after the earlier of a Participant’s Termination Date or the date of his Disability.

Notwithstanding the foregoing, a Participant’s form-of-payment election under this Section 3.2(a) may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. If a Director’s Benefit Commencement Date occurs prior to January 1, 2009, his Benefit shall be paid in accordance with this Article III and section 409A of the Code (and applicable administrative guidance issued thereunder) but without regard to any payment election filed under this Section 3.2(a).

(b)	Further, on or after January 1, 2009, any Participant whose Benefit Commencement Date did not occur prior to January 1, 2008 may revise his election (or submit a new election if Section 3.4(c) applies) regarding the form of payment of his Benefit payable upon the occurrence of one or more of the circumstances enumerated in Section 3.2(a); provided, however, that:

(1)	Such subsequent election shall not be effective until the date that is twelve months after the date of such election; and

(2)	Except in the case of an election related to a payment under Article V, Article VI, or Section 7.1 of the Plan, payment of any amount of the Participant’s Benefit with respect to which such subsequent election is made will be deferred for a period of five years from the date such payment would otherwise have been made, in accordance with Treasury regulation section 1.409A-2(b); provided, however, that any such deferred payment shall accrue interest from the date the payment was originally scheduled to be paid to the actual date of payment, using the Applicable Interest Rate but substituting the date the payment was originally scheduled to be paid for the Participant’s Termination Date.

3.3	Benefit Commencement Date

Subject to the provisions of Section 3.2(b), a Participant’s Benefit Commencement Date shall be the first day of the month coincident with or next succeeding such Participant’s Termination Date; provided, however, that if a Participant becomes Disabled prior to his Termination Date (or Separates from Service due to death), his Benefit Commencement Date shall be the 90th day following the date the Participant has incurred a Disability or died, as applicable. The initial Benefit payment made to a Participant (or in the event of a Participant’s death, to his beneficiary, surviving spouse, or estate, as provided in Article V) pursuant to the provisions of this Article III shall be made on the Participant’s Benefit Commencement Date, and such payment will be deemed made on such date if it is made as soon as administratively practicable following the Participant’s Benefit Commencement Date. Subsequent Benefit payments payable to such Participant, if any, shall be made on the annual anniversary of the date of such initial payment; provided, however, that if a lump sum payment becomes payable to a Participant (or to a Participant’s beneficiary, surviving spouse, or estate) on account of either a Change of Control, the Participant’s death, or the Participant becoming Disabled and any such event occurs after the Participant’s Benefit Commencement Date, such lump sum payment shall be made on the first day of the month coincident with or next succeeding the date of the Change of Control, on the 90th day following the date of such Participant’s death, or on the 90th day following the date such Participant becomes Disabled, as applicable, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

3.4	Benefit Amount and Forms of Benefit Payments

(a)	Subject to the provisions of Section 3.4(c) and Article IV, a Participant shall be entitled to receive a Benefit based on his Last Annual Retainer and his Years of Service completed as of the earlier of his Termination Date or the date the Participant incurs a Disability, payable in the form of (1) equal annual cash installments during such Participant’s Benefit Payment Period, or (2) a lump sum cash payment on such Participant’s Benefit Commencement Date (or such other later date as provided in Article V, Article VI, or Section 8.1), as elected by the Participant in accordance with Section 3.2 or as otherwise provided in Articles V or VI.

(b)	The amount of each Participant’s Benefit shall be determined as follows:

(1)	For Benefits payable in the form of annual cash installments, each annual installment shall be equal to the amount determined by multiplying the Last Annual Retainer by the Participant’s Years of Service and dividing by the Benefit Payment Period.

(2)	Except as provided otherwise in Article V, Article VI, and Article XII, for Benefits payable in the form of a lump sum cash payment, the amount of the lump sum payment shall be equal to the Net Present Value of the annual installments that would have been payable to the Participant under Section 3.4(b)(1) had such Participant elected to receive his Benefit in the form of such installments; provided, however, that if a lump sum cash payment is made on account of a Change of Control occurring after the Participant’s Benefit Commencement Date, the amount of the lump sum payment shall be equal to the Net Present Value of the remaining annual installments that would have been payable to the Participant under Section 3.4(b)(1) had such Participant elected to continue to have his Benefit paid in the form of such installments following a Change of Control occurring after his Benefit Commencement Date (with the interest rate used for such Net Present Value determined pursuant to Section 1.4 hereof, but substituting the date of the Change of Control for the Participant’s Termination Date).

(c)	In the event a Participant fails to elect the form in which his Benefit payments are to be made or in the event a Participant’s Benefit Commencement Date occurs prior to January 1, 2009, then such Participant’s Benefit payments shall be made in the form of equal annual cash installments during the Participant’s Benefit Payment Period, in accordance with Sections 3.4(a)(1) and 3.4(b)(1); provided, however, that if a Participant’s Benefit Commencement Date occurred prior to January 1, 2008, then the amount and form of payment of such Participant’s Benefit shall remain unchanged.

3.5	Resumption of Service as a Director

(a)	If a Participant becomes entitled to a Benefit hereunder and is subsequently re-elected to the Board as a Director, such Benefit shall be paid in accordance with the terms of the Plan without modification thereto.

(b)	Such Participant will not be entitled to any additional Benefit based on his service as a Director following his re-election to the Board.

3.6	Accelerated Pay-Out of Certain Benefits

The Plan shall permit such acceleration of the time or schedule of a payment to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code); provided, however, that for any accelerated lump sum payment made pursuant to such order, the amount of the lump sum payment shall be adjusted to reflect the Net Present Value of the applicable portion of the Participant’s Benefit (with the interest rate used for such Net Present Value determined pursuant to Section 1.4 hereof, but substituting the date of division of the Participant’s Benefit under the domestic relations order for the Participant’s Termination Date).

ARTICLE IV

BENEFIT FORFEITURES

Any portion of the Benefit of a Participant not previously paid shall be forfeited to the Company upon a determination by the Board, in its sole discretion, that such Participant has, after the Original Effective Date but before reaching the age of 62, without the consent of the Board:

(a)	Joined the board of directors of, managed, operated, participated in a material way in, entered employment with, performed consulting (or any other) services for, or otherwise been connected in any material manner with, a Competitor; or

(b)	Directly or indirectly acquired an equity interest of five percent or greater in a Competitor.

ARTICLE V

DEATH BENEFIT

Upon the death of a Participant, whether before or after such Participant’s Benefit Commencement Date, such Participant’s beneficiary or beneficiaries (designated by such Participant under rules and procedures established by the Administrator), or in the absence of such designated beneficiary or beneficiaries, such Participant’s surviving spouse, or if there is no such surviving spouse, such Participant’s estate, shall be entitled to receive the remaining payments of the Benefit to which such Participant was entitled, if any. All unpaid Benefit payments made pursuant to this Article V following the death of a Participant, whether before or after such Participant’s Benefit Commencement Date, shall be made in a lump sum payment, in accordance with the provisions of Article III but without applying a Net Present Value adjustment. Payment of any lump sum made pursuant to this Article V shall be made on the 90th day following the date of death, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

ARTICLE VI

DISABILITY BENEFIT

If a Participant becomes Disabled (as determined by the Committee), whether before or after his Benefit Commencement Date, payment of his remaining Benefit shall be made in a lump sum payment, in accordance with the provisions of Article III but without applying a Net Present Value adjustment. Payment of any lump sum made pursuant to this Article VI shall be made the 90th day following the date the Participant has incurred the Disability, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

ARTICLE VII

EMERGENCY BENEFIT

7.1	Unforeseeable Financial Emergency Payment

A Participant may apply for an immediate distribution of all or a portion of the unpaid Benefit to which he is entitled under the Plan on account of an Unforeseeable Financial Emergency. In the event that the Committee, upon written petition of a Participant, determines in its sole discretion that a Participant has suffered an Unforeseeable Financial Emergency, such Participant shall be entitled to a distribution of all or a portion of the remaining Benefit in an amount not to exceed the lesser of (a) the amount determined by the Committee as reasonably necessary to meet such Participant’s needs created by the Unforeseeable Financial Emergency, in accordance with Treasury regulation section 1.409A-3(i)(3), or (b) the then value of such Participant’s unpaid Benefits, determined pursuant to Article III hereof (but for Participants who have not incurred a Separation from Service or become Disabled, substituting the date of distribution of the requested Unforeseeable Financial Emergency payment for the Participant’s Termination Date), calculated in the form of a lump sum that is the Net Present Value of such unpaid Benefits (with the interest rate used for such Net Present Value determined pursuant to Section 1.4 hereof, but substituting the date of distribution of the Participant’s Unforeseeable Financial Emergency payment for the Participant’s Termination Date). Benefits distributed pursuant to this Article VII may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. Such distribution shall be paid in a single lump sum payment on the first day of the month coincident with or next succeeding the date the Committee has made its determinations with respect to the availability and amount of such benefit, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

7.2	Adjustment to Remaining Benefit Payments

The amount of the Participant’s remaining Benefit to which he is entitled, if any, following a distribution provided under Section 7.1 shall be reduced to reflect such distribution as follows:

(a)	The Net Present Value of the Participant’s remaining scheduled Benefit payments (with the interest rate used for such Net Present Value calculation determined pursuant to Section 1.4 hereof, but substituting the date the Unforeseeable Financial Emergency payment is distributed to the Participant for the Participant’s Termination Date) shall be reduced by the amount distributed under Section 7.1.

(b)	The amount determined after performing the calculation described in clause (a) of this Section 7.2 shall be treated as the Net Present Value of the Participant’s remaining Benefit (with the interest rate used for such Net Present Value calculation determined pursuant to Section 1.4 hereof, but substituting the date the Unforeseeable Financial Emergency payment is distributed to the Participant for the Participant’s Termination Date).

ARTICLE VIII

CHANGE OF CONTROL PAYMENT

8.1	Acceleration of Payment

If a Change of Control occurs following the earlier of a Participant’s Termination Date or the date of his Disability, payment of the remaining portion of such Participant’s Benefit shall continue to be made over the remaining portion of such Participant’s Benefit Payment Period, or, if such Change of Control occurs on or after January 1, 2009 and if elected by the Participant pursuant to Section 3.2, in a lump sum that is equal to the Net Present Value of such remaining payments, with the interest rate used for such Net Present Value calculation determined pursuant to Section 1.4 hereof (but substituting the date of the Change of Control for the Participant’s Termination Date), in accordance with the provisions of Article III. Payment of any lump sum made pursuant to this Article VIII shall be made on the first day of the month coincident with or next succeeding such Change of Control, and such lump sum payment will be deemed made on such date if it is made as soon as administratively practicable following the Change of Control.

8.2	Separation from Service Following Change of Control

If a Participant Separates from Service during the two-year period following a Change of Control, payment of his Benefit will be made in accordance with the provisions of Article III.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1	Administrator

The Board of Directors shall appoint an Administrator to administer the Plan who shall serve at the pleasure of the Board. The Administrator shall maintain complete and adequate records pertaining to the Plan, including, but not limited to, Participants’ Benefits (and any withdrawals or distributions therefrom), amounts transferred to the Trust, reports from the Trustee, and all other records which shall be necessary or desirable in the proper administration of the Plan. Notwithstanding the foregoing, the Committee shall make all determinations provided for under Articles VI and VII.

9.2	Indemnification

(a)	The Company shall indemnify the Administrator and the Committee members and/or any of their delegates against the reasonable expenses, including attorneys’ fees, actually and appropriately incurred by them in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan (including any action or failure to act constituting negligence) and against all amounts paid by them in settlement thereof and against all amounts paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such individual is liable for gross negligence, fraud, deliberate dishonesty, or willful misconduct in the performance of his duties.

(b)

In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9.2, such person (the “Indemnified Party”) shall promptly notify the Company in writing. No indemnification provided for in Section 9.2(a) shall be available to any party who shall fail to give notice as provided in this Section 9.2(b) if the Company was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the Company from any liability which it may have to the Indemnified Party for contribution or otherwise than on account of the provisions of Section 9.2(a). In case any such proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Company shall pay as incurred the fees and expenses of the counsel retained by the Indemnified Party in the event (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such Indemnified Parties. Such firm shall be designated in writing by the Company. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE X

NATURE OF PLAN

This Plan is intended to constitute an unfunded, unsecured promise by the Company to pay Benefits to each Participant (or his beneficiary) as herein provided out of the Company’s general assets. The adoption of this Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Company, and any recipient of Benefit payments hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so.

ARTICLE XI

FUNDING OF OBLIGATION

11.1	Funding

Article X above to the contrary notwithstanding, the Company may fund all or part of its obligation hereunder by transferring assets to a Trust if the provisions of the Trust Agreement creating the Trust require the use of the Trust’s assets to satisfy claims of the Company’s general unsecured creditors in the event of the Company’s insolvency and provided that no Participant shall at any time have a prior claim to such assets. The assets of the Trust shall not be deemed to be assets of this Plan.

11.2	Source of Payment

If a Trust is created hereunder, the Administrator shall determine whether any payment to be made to a Participant under the provisions of the Plan is to be made directly by the Company, from the Trust Fund, or by a combination of such sources, except to the extent the provisions of the Trust Agreement specify payment from the Trust Fund. The Plan shall be deemed to authorize any payment of a Participant’s Benefit from the Trust Fund to the extent such payment is required by the provisions of the Trust Agreement.

ARTICLE XII

TERMINATION OF THE PLAN

The Board may terminate the Plan at any time.

12.1	Payment of Benefits, Generally

Upon termination of the Plan and except as otherwise provided in Section 12.2 hereof, the amount of each Participant’s Benefit shall be determined pursuant to Article III hereof (but calculating the Participant’s Last Annual Retainer and Years of Service as of the earlier of the date of termination of the Plan, the Participant’s Termination Date, or the date the Participant becomes Disabled), and payment of such Benefit shall commence in the time and form as provided in Article III hereof.

12.2	Acceleration of Benefits

Notwithstanding the foregoing, the Board may, in its sole discretion, terminate the Plan and accelerate the time and form of payment of all Benefits under the Plan, under the following circumstances:

(a)	The Board may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the remaining unpaid Benefits under the Plan are included in the Participants’ respective gross incomes in the later of: (a) the calendar year in which the Plan termination and liquidation occurs; or (b) the first calendar year in which the payment is administratively practicable.

(b)	The Board may terminate the Plan in connection with the occurrence of a Change of Control provided that the following requirements are satisfied:

(1)	The Board takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such Change of Control;

(2)	The benefits of each Participant under the Plan and all other plans and other arrangements that are treated as a single plan with this Plan under Treasury regulation sections 1.409A-1(c)(2) and 1.409A-3(j)(4)(ix)(B) (collectively, the “Other Arrangements”) are distributed within 12 months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements is irrevocably taken; and

(3)	All Other Arrangements are terminated and liquidated with respect to each Participant who experienced such Change of Control event. For purposes of any Change of Control that results from an asset purchase transaction, the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(c)	The Board may terminate and liquidate the Plan for any other reason, provided that:

(1)	The termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under section 409A of the Code;

(2)	Such “service recipient” terminates and liquidates all plans, agreements, methods, programs, and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs, and other arrangements under Treasury regulation sections 1.409A-1(c) and 1.409A-3(j)(4)(ix)(C)(2);

(3)	No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(4)	All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)	The Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury regulation sections 1.409A-1(c) and 1.409A-3(j)(4)(ix)(C)(5), at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)	The Board may terminate and liquidate the Plan upon such other events and conditions as the Commissioner of the Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

In the event that the Plan is terminated pursuant to this Section 12.2, each Participant’s remaining unpaid Benefit will be paid to such Participant in the form of a single lump sum payment, with no Net Present Value adjustment, in full satisfaction of all of such Participant’s Benefits hereunder.

ARTICLE XIII

AMENDMENT OF THE PLAN

The Board may, without the consent of Participants or their beneficiaries, amend the Plan at any time and from time to time; provided, however, that no such amendment may deprive a Participant of the right to receive his Benefit or be retroactive in effect to the prejudice of any Participant. Notwithstanding the foregoing (and without constituting an impermissible impairment of Participant rights in violation of the preceding sentence), the Board may make such amendments to the Plan as are necessary or advisable, as determined by the Board in its discretion, to enable the Plan to comply with the requirements of section 409A of the Code and any regulations or guidance issued thereunder.

ARTICLE XIV

GENERAL PROVISIONS

14.1	No Preference over Creditors

No Participant shall have any preference over the general creditors of the Company in the event of the Company’s insolvency.

14.2	Incompetency of Payee

If the Administrator receives evidence satisfactory to him that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally, or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee, or other representative of the estate of such person has been duly appointed, the Administrator may direct that such payment be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.

14.3	Direct Deposit of Payments

Payments to be made hereunder may, at the written request of the Participant, be made to a bank account designated by such Participant, provided that deposits to the credit of such Participant in any bank or trust company shall be deemed payment into his hands.

14.4	Construction of Plan

Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

14.5	Benefits Not Assignable

Benefits provided under the Plan may not be assigned or alienated, either voluntarily or involuntarily, other than by will or by the applicable laws of descent and distribution, or to comply with the terms of a domestic relations order as provided in Section 3.6.

14.6	Controlling Law

THE LAWS OF THE STATE OF TEXAS SHALL CONTROL THE INTERPRETATION AND PERFORMANCE OF THE TERMS OF THE PLAN. THE PLAN IS NOT INTENDED TO QUALIFY UNDER SECTION 401(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR TO COMPLY WITH THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

IN WITNESS WHEREOF, the Company has executed this amended and restated BJ Services Company Directors’ Benefit Plan this July 30, 2008, effective for all purposes as of January 1, 2008.

BJ SERVICES COMPANY

By:	/s/ J.W. Stewart